Exhibit 99.4

JOHNSONDIVERSEY HOLDINGS, INC.

Offer To Exchange Its

10.67% Senior Discount Notes Due 2013, Series B,

Which Have Been Registered Under the Securities Act of 1933, as Amended

For Any and All Outstanding

10.67% Senior Discount Notes Due 2013, Series A

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

We are enclosing herewith the materials listed below relating to the offer by JohnsonDiversey Holdings, Inc., a Delaware corporation (the “Company”), to exchange its 10.67% Senior Discount Notes Due 2013, Series B (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for its outstanding 10.67% Senior Discount Notes Due 2013, Series A (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus dated             , 2003 (as amended or supplemented from time to time, the “Prospectus”) of the Company and the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), which together constitute the Company’s offer (the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instructions referred to below, for obtaining the client’s instructions with regard to the Exchange Offer; and

5.	Instructions to Registered Holder from Beneficial Owner.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2004 (the “Expiration Date”), unless extended by the Company.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) neither the holder of Old Notes nor any other person is an “affiliate” of the Company (within the meaning of Rule 405 under the Securities Act), (ii) any Exchange Notes to be acquired pursuant to the Exchange Offer will be obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the registered holder, (iii) neither the holder nor any other person has an arrangement or understanding with any person to participate in a distribution of Exchange Notes, (iv) if the holder is not a broker-dealer, neither the holder nor any other person is engaged in or intends to engage in the distribution of the Exchange Notes and (v) if the holder is a broker-dealer, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes, the holder is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Any questions regarding the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

JOHNSONDIVERSEY HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT FOR THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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